                                Exhibit No. 11.1



                         Statement of Computation of Net
                          Investment Income Per Limited
                                Partnership Unit

                        FIDUCIARY CAPITAL PARTNERS, L.P.


                         STATEMENT OF COMPUTATION OF NET
                          INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT
               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999


                                              2000            1999
                                              ----            ----
Net Investment Loss                        $   (69,087)    $   (38,184)

Percentage Allocable to Limited Partners           100%             99%
                                           -----------     -----------

Net Investment Loss Allocable
   to Limited Partners                     $   (69,087)    $   (37,802)
                                           ===========     ===========

Weighted Average Number of Limited
   Partnership Units Outstanding             1,026,273       1,109,694
                                           ===========     ===========

Net Investment Loss Per Limited
   Partnership Unit                        $      (.07)    $      (.03)
                                           ===========     ===========